Exhibit 10.3

EXHIBIT B

PG&E CORPORATION

TERM SHEET
REDEEMABLE FORWARD STOCK PURCHASE CONTRACT

This term sheet sets out the agreed terms and conditions of a form of redeemable forward stock purchase contract (the “Forward Contract”) pursuant to which one or more institutional accredited investors (each an “Investor”) will agree to purchase shares of common stock of the Company (as defined below) in connection with (i) the proposed offering by the Company of common stock (the “Equity Offering”), and (ii) the proposed offering by the Company of securities convertible into common stock or other equity-linked securities where the underlying security is common stock (the “Other Equity Offering” and, together with the Equity Offering, the “Offerings”).  The Company will enter into a separate underwriting agreement with the representatives of the underwriters for each Offering, pursuant to which the underwriters for each Offering will have the option to purchase additional shares of Common Stock (the “Option Shares”) and additional convertible or equity-linked securities (together with the Option Shares, the “Option Securities”), as applicable.

Issuer	PG&E Corporation, a California corporation (the “Company”).
Underlying Security	Common stock, no par value per share (the “Common Stock”).
Forward Contract Execution Date	Prior to commencement of the Offerings.
Forward Contract Early Termination Date
In the event that (i) the Company does not enter into an underwriting agreement for the Equity Offering by the date that is two business days before the 60th day after the date the confirmation order is entered in the Company’s chapter 11 case or (ii) the Investor’s Backstop Commitment Letter has terminated, the Forward Contract will automatically terminate and no amount will be payable by the Investor.

Forward Contract Purchase Amount
An amount equal to the aggregate gross proceeds that would be received by the Company from the sale of all Option Securities that the underwriters of the Offerings have the option to purchase (the “Forward Contract Purchase Amount”).

Price Per Share
The lesser of (a) the price per share to the public in the Equity Offering and (b) the price per share payable by any investor in any Permitted Equity Offering (as defined in the Backstop Commitment Letter) that is structured as a private transaction.

Forward Contract Payment Date
No earlier than the launch of the Offerings, the Company may give written notice to the Investor at least two business days prior to the expected pricing date of the Offerings (the “Funding Notice”).  Following receipt of the Funding Notice, the Investor shall fund its share of the Forward Purchase Contract Amount to an account designated by the Company (which account (i) must be a dedicated account that holds only the proceeds of the Forward Contracts and (ii) may not hold the proceeds from any Additional Capital Sources or any Offering) on the second business day following receipt of the Funding Notice.  No interest shall be payable under any circumstance on any such payment of the Forward Purchase Contract Amount.

Subject to the substantially concurrent occurrence of the effective date of the Company’s chapter 11 plan of reorganization (including the payment of the proceeds, or release of proceeds from escrow, of any Additional Capital Sources and the Offerings to the Company or Pacific Gas and Electric Company, as applicable) (such date, the “Effective Date”), on the Effective Date the Company may utilize the proceeds of the Forward Contracts to make distributions and payments in accordance with such plan of reorganization.

In the event that (x) the Effective Date does not occur on the closing date of the Offerings that is specified in the preliminary prospectus supplement for such Offerings or (y) the pricing date does not occur within two business days of the date of delivery of the Funding Notices, the Company shall, as promptly as practicable, but in no event more than one business day after the earliest to occur of any such event, return to the Investor its share of the Forward Purchase Contract Amount.

Outside Date	The date that is 30 days following the date the underwriting agreements for the Offerings are executed (the “Outside Date”).
Mandatory Redemption
If at any time and from time to time on or prior to the Outside Date the underwriters of either Offering exercise their option to purchase all or a portion of the Option Securities for such Offering (each such exercise, a “Mandatory Redemption Event”), the Company must redeem a portion of the Forward Contract equal to the gross proceeds received by the Company from the sale of such Option Securities (the “Redemption Amount”).  All Forward Contracts between the Company and all Investors will be redeemed pro rata from the proceeds received by the Company from the sale of such Option Securities. The applicable Redemption Amount will be payable to the Investor on the date that the Company receives the net proceeds from the sale of such Option Securities, which shall not exceed the 10th full business day following the applicable Mandatory Redemption Event (each, a “Mandatory Redemption Settlement Date”).

Settlement
On the date that is the later of (x) the first business day following the Outside Date and (y) the last Mandatory Redemption Settlement Date (such later date, the “Share Settlement Date”), the Company will deliver to the Investor an aggregate number of shares equal to (i)(A) the Forward Contract Purchase Amount minus (B) the aggregate of all Redemption Amounts for each Mandatory Redemption Event, if any, divided by (ii) the Price Per Share.

Transfer Restrictions
The Forward Contract and underlying shares of Common Stock will be offered in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).  The Forward Contract may not be resold or otherwise transferred, and the underlying shares of Common Stock may not be resold or otherwise transferred except in compliance (x) with an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws or (y) the registration statement referred to below.

Registration Rights
On the Share Settlement Date the Company will file a registration statement with respect to the resale of any shares of Common Stock delivered pursuant to the Forward Contract and otherwise substantially consistent with the registration rights to be provided to the Investor pursuant to the Backstop Commitment Letter.

Governing Law	New York law